Exhibit 7.27

FORM OF AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FCP ACQUISITION SUB

Pursuant to the provisions of the Nevada Revised Statutes (“NRS”) Sections 78.390 and 78.403, the undersigned officer of FCP Acquisition Sub, a Nevada corporation (the “Corporation”) does hereby certify as follows:

(A)                              that the board of directors of the Corporation duly adopted resolutions proposing to amend and restate the Articles of Incorporation of the Corporation as set forth below, declaring said amendment and restatement to be advisable;

(B)                                that the amendment and restatement of the Articles of Incorporation as set forth below has been approved by the vote of at least a majority of the voting power of the Corporation, which is sufficient for approval thereof; and

(C)                                that the undersigned officer has been authorized and directed by the board of directors to execute and file this certificate setting forth the text of the Articles of Incorporation of the Corporation as amended and restated in their entirety to this date as follows:

ARTICLE I
NAME

The name of the corporation (the “Corporation”) shall be FCP ACQUISITION SUB.

ARTICLE II
CAPITAL STOCK

Section 1.                                            Authorized Shares.  The total number of shares of stock which the Corporation shall have authority to issue is [       ] shares, consisting of [     ] shares of common stock (the “Common Stock”), [           ] shares of non-voting common stock (the “Non-Voting

Common Stock”) and [     ] shares of preferred stock (the “Preferred Stock”), with all of such shares being [$.01] par value.  The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors (the “Board of Directors”) pursuant to Section 4 of this Article II.

Section 2.                                            Common Stock.

(a)                                  Dividend Rate.  Subject to the rights of holders of any Preferred Stock having preference as to dividends, the holders of Common Stock and Non-Voting Common Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors out of assets legally available therefor.

(b)                                 Voting Rights.  The holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock on all matters to be voted on by the stockholders of the Corporation.  The holders of the issued and outstanding shares of Non-Voting Common Stock shall not be entitled to vote on any matter to be voted on by the stockholders of the Corporation (including, without limitation, any election or removal of the directors of the Corporation) and shall not be included in determining the number of shares voting or entitled to vote on such matters.

(c)                                  Liquidation Rights.  In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, subject to the prior rights of holders of Preferred Stock to share ratably in the Corporation’s assets, the Common Stock, the Non-Voting Common Stock and any shares of Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation’s assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock.

Section 3.                                            Action of Stockholders.  Any action required or permitted to be taken by the holders of the Voting Common Stock of the Corporation may be effected at a duly called annual or special meeting of such holders, in person or by proxy, or without a meeting by unanimous written consent of the holders of the Voting Common Stock.

Section 4.                                            Preferred Stock.

(a)                                  Designation.  The Board of Directors is hereby vested with the authority from time-to-time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by these Amended and Restated Articles of Incorporation, as amended from time-to-time, and to determine with respect to each such series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating to shares of Preferred Stock of any series (which may vary over time and which may be applicable generally only upon the happening and continuance of stated facts or events or ascertained outside these Amended and Restated Articles of Incorporation), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock or any series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation, the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable).

(b)                                 Certificate.  Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate setting forth a copy of the resolution or resolutions of the Board of Directors, fixing the voting powers, designations, preferences, the relative, participating, optional, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the Board of Directors to be issued shall be made and signed by, acknowledged and filed in the manner prescribed by the NRS.  The Board of Directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

ARTICLE III
COMPLIANCE WITH GAMING LAWS

Section 1.                                            Definitions.  For purposes of this Article III, the following terms shall have the meanings specified below:

(a)                                  “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Securities Act”).

(b)                                 “Affiliated Companies” shall mean those companies directly or indirectly affiliated or under common Ownership or Control with the Corporation, including, without limitation, subsidiaries, holding companies and intermediary companies (as those and similar terms are defined in the Gaming Laws of the applicable Gaming Jurisdictions) that are registered or licensed under applicable Gaming Laws.

(c)                                  “Gaming” or “Gaming Activities” shall mean the conduct of gaming and gambling activities, or the use of gaming devices, equipment and supplies in the operation of a casino or other enterprise, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, and related and associated equipment and supplies.

(d)                                 “Gaming Authorities” shall mean all international, foreign, federal, state, local and other regulatory and licensing bodies and agencies with authority over Gaming within any Gaming Jurisdiction.

(e)                                  “Gaming Jurisdictions” shall mean all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are lawfully conducted.

(f)                                    “Gaming Laws” shall mean all laws, statutes, ordinances and regulations pursuant to which any Gaming Authority possesses regulatory and licensing authority over Gaming within any Gaming Jurisdiction, and all rules and regulations promulgated by such Gaming Authority thereunder.

(g)                                 “Gaming Licenses” shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements and orders of registration issued by a Gaming Authority necessary for or relating to the conduct of Gaming Activities.

(h)                                 “Governmental Authority” means any government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any government or political subdivision thereof, in each case, whether foreign or domestic and whether national, federal, tribal, state, regional, local or municipal.

(i)                                     “Liquor Laws” shall mean all laws, statutes, ordinances and regulations pursuant to which any Governmental Authority possesses regulatory and licensing authority over the sale or service of alcoholic beverages within any Gaming Jurisdiction, and all rules and regulations promulgated by such Governmental Authority thereunder.

(j)                                     “Ownership” or “Control” (and derivatives thereof) shall mean (i) ownership of record, (ii) “beneficial ownership” as defined in Rule 13d-3 promulgated by the SEC under the Securities Act, and (iii) the power to direct and manage, by agreement, contract, agency or other manner, the voting or management rights or disposition of Securities of the Corporation.

(k)                                  “Person” shall mean an individual, partnership, corporation, limited liability company, trust or any other entity.

(l)                                     “Redemption Date” shall mean the date by which the Securities Owned or Controlled by an Unsuitable Person are to be redeemed by the Corporation or an Affiliated Company.

(m)                               “Redemption Notice” shall mean that notice of redemption served by the Corporation on an Unsuitable Person if a Gaming Authority requires the Corporation or an Affiliated Company, or the Corporation deems it necessary or advisable, to redeem such Unsuitable Person’s Securities.  Each Redemption Notice shall set forth (i) the Redemption Date; (ii) the number and type of shares of capital stock or other Securities to be redeemed; (iii) the Redemption Price and the manner of payment therefor; (iv) the place where any certificates for such Securities shall be surrendered for payment; and (v) any other requirements of surrender of the certificates, including how they are to be endorsed, if at all.

(n)                                 “Redemption Price” shall mean the price for the redemption of any Securities to be redeemed pursuant to this Article, which shall be that price (if any) required to be paid by the Gaming Authority making the finding of unsuitability, or if such Gaming Authority does not require a certain price per share to be paid, that sum deemed reasonable by the Corporation, which, in the case of the redemption of shares of capital stock of the Corporation, shall in no event be in excess of the closing sales price per share of such shares on the national securities exchange on which such shares are then listed on the date the notice of redemption is delivered to the Unsuitable Person by the Corporation; or, if such shares are not then listed for trading on any national securities exchange, then the closing sales price of such shares as quoted in the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”); or if the shares are not then so quoted, then the mean between the representative bid and the ask price as quoted by NASDAQ or another generally recognized reporting system.  The Redemption Price may be paid in cash, by promissory note, or both, as required by the applicable Gaming Authority and, if not so required, as the Corporation elects.

(o)                                 “Securities” shall mean the capital stock or other securities of or interests in the Corporation and any Affiliated Companies.

(p)                                 “Unsuitable Person” shall mean a Person who Owns or Controls any Securities (i) that is determined by a Gaming Authority to be unsuitable to Own or Control such Securities or unsuitable to be connected or affiliated with a Person engaged in Gaming Activities in that Gaming Jurisdiction, or (ii) who causes the Corporation or any Affiliated Company to lose or to be threatened with the loss of, or who, in the sole discretion of the Board of Directors of the Corporation, is deemed likely to jeopardize the Corporation’s application for, right to the use of, or entitlement to, any Gaming License.

Section 2.                                            Compliance with Gaming Laws and Liquor Laws.  From and after such time as the Corporation or any of the Affiliated Companies is an applicant for licensure or registration or is licensed by or registered with the Nevada gaming authorities, the Corporation, all Persons Owning or Controlling Securities, and each director and officer of the Corporation and any Affiliated Companies, shall comply with all requirements of the Gaming Laws and Liquor Laws in each Gaming Jurisdiction in which the Corporation or any Affiliated Companies conducts Gaming Activities.  All Securities of the Corporation and the Affiliated Companies shall be held subject to the requirements of such Gaming Laws and Liquor Laws.

Section 3.                                            Finding of Unsuitability.

(a)                                  The Securities of the Corporation Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person shall be redeemable by the Corporation, out of funds legally available therefor, by appropriate action of the Board of Directors, to the extent required by the Gaming Authority making the determination of unsuitability or to the extent deemed necessary or advisable by the Corporation.  If a Gaming Authority requires the Corporation, or the Corporation deems it necessary or advisable, to redeem such Securities, the Corporation shall serve a Redemption Notice on the Unsuitable Person or its Affiliate and shall purchase the Securities on the Redemption Date and for the Redemption Price set forth in the Redemption Notice.  From and after the Redemption Date, such Securities shall no longer be deemed to be outstanding and all rights of the Unsuitable Person or any Affiliate of the Unsuitable Person therein, other than the right to receive the Redemption Price, shall cease.  The Unsuitable Person shall surrender the certificates for any Securities to be redeemed in accordance with the requirements of the Redemption Notice.

(b)                                 Commencing on the date that a Gaming Authority serves notice of a determination of unsuitability or the loss or threatened loss of a Gaming License upon the Corporation, and until the Securities Owned or Controlled by the Unsuitable Person or the Affiliate of an Unsuitable Person are Owned or Controlled by Persons found by such Gaming Authority to be suitable to own them, it shall be unlawful for the Unsuitable Person or any

Affiliate of an Unsuitable Person (i) to receive any dividend or interest with regard to the Securities; (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Securities, and such Securities shall not for any purposes be included in the Securities of the Corporation entitled to vote, or (iii) to receive any remuneration in any form from the Corporation or an Affiliated Company for services rendered or otherwise.

Section 4.                                            Issuance and Transfer of Securities.  From and after such time as the Corporation or any of the Affiliated Companies is an applicant for licensure or registration or is licensed by or registered with any Gaming Authorities, the Corporation shall not issue or transfer any Securities or any interest, claim or charge thereon or thereto except in accordance with applicable Gaming Laws and Article 3 of the Equityholders Agreement by and among Station Casinos, Inc., FCP Holding, Inc., Fertitta Partners LLC (“Fertitta Partners”), FCP Voteco, LLC (“FCP Voteco”), Thomas J. Barrack, Jr. , Frank J. Fertitta III, Lorenzo J. Fertitta, Fertitta Colony Partners LLC (“Fertitta Colony Partners”), FC Investor, LLC, FJF Investco, LLC, LJF Investco, LLC, BLS Investco, LLC and the other equityholders of Fertitta Partners and Fertitta Colony Partners identified on the signature pages thereto (as amended from time to time in accordance with the terms thereof, the “Equityholders Agreement”).  The issuance or transfer of any Securities in violation thereof shall be ineffective until (a) the Corporation shall cease to be subject to the jurisdiction of the applicable Gaming Authorities, or (b) the applicable Gaming Authorities shall, by affirmative action, validate said issuance or transfer or waive any defect in said issuance or transfer.

Section 5.                                            Indenture Restrictions.  The Corporation shall cause to be placed in every indenture or other operative document relating to publicly traded Securities other than capital stock of the Corporation a provision requiring that any Person or Affiliate of a Person who holds the indebtedness represented by that indenture and is found to be unsuitable to hold such interest shall have the interest redeemed or shall dispose of the interest in the Corporation in the manner set forth in the indenture or other document.

Section 6.                                            Notices.  All notices given by the Corporation pursuant to this Article, including Redemption Notices, shall be in writing and shall be deemed given when delivered by personal service or telegram, facsimile, overnight courier or first class mail, postage prepaid, to the Person’s address as shown on the Corporation’s books and records.

Section 7.                                            Indemnification.  Any Unsuitable Person and any Affiliate of an Unsuitable Person shall indemnify the Corporation and its Affiliated Companies for any and all costs, including attorneys’ fees, incurred by the Corporation and its Affiliated Companies as a result of such Unsuitable Person’s or Affiliate’s continuing Ownership or Control or failure to promptly divest itself of any Securities in the Corporation.

Section 8.                                            Injunctive Relief.  The Corporation is entitled to injunctive relief in any court of competent jurisdiction to enforce the provisions of this Article and each holder of the Securities of the Corporation shall be deemed to have acknowledged, by acquiring the Securities of the Corporation, that the failure to comply with this Article will expose the Corporation to irreparable injury for which there is no adequate remedy at law and that the Corporation is entitled to injunctive relief to enforce the provisions of this Article.

ARTICLE IV
DIRECTORS AND OFFICERS

Section 1.                                            Number of Directors.  The members of the governing board of the Corporation are styled as directors.  The authorized number of directors of the Corporation shall be fixed from time-to-time (and increased or decreased) as provided in the Amended and Restated Bylaws of the Corporation.

Section 2.                                            Current Directors.  The names and post office boxes or street addresses of the current directors of the Board of Directors, which are three (3) in number are:

NAME	ADDRESS

Frank J. Fertitta III	P.O. Box 26448 Las Vegas, NV 89126-0448

Lorenzo J. Ferttita	P.O. Box 26448 Las Vegas, NV 89126-0448

Thomas J. Barrack, Jr.	c/o Colony Capital, LLC 1999 Avenue of the Stars Suite 1200 Los Angeles, CA 90067

Section 3.                                            Newly Created Directorships and Vacancies.  Newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 4.                                            Limitation of Personal Liability.  The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS.  If the NRS are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

Section 5.                                            Payment of Expenses.  In addition to any other rights of indemnification permitted by the law of the State of Nevada as may be provided for by the

Corporation in its Amended and Restated Bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

Section 6.                                            Repeal And Conflicts.  Any repeal or modification of Sections 4 or 5 above approved by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director or officer existing as of the time of such repeal or modification.  In the event of any conflict between Sections 4 or 5 of this Article and any other article of these Amended and Restated Articles of Incorporation, the terms and provisions of Sections 4 or 5 of this Article shall control.

Section 7.                                            Conflict with Bylaws, Equityholders Agreement, or FCP Voteco Operating Agreement.  To the extent that there is any conflict among the terms and provisions of the Equityholders Agreement, these Amended and Restated Articles of Incorporation, the Amended and Restated Bylaws and the Amended and Restated Operating Agreement of FCP Voteco (the “FCP Voteco Operating Agreement”), the terms and provisions of the FCP Voteco Operating Agreement shall prevail.

* * * * *

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation of the Corporation as of                , 2007.

FCP ACQUISITION SUB

By:
Lorenzo J. Fertitta, Secretary